EXHIBIT 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports Financial Results for the Third Quarter and First Nine Months of 2011

Third Quarter BioGlue Revenues Increase 10 Percent Compared to Third Quarter 2010

Third Quarter Net Income of $0.07 Per Share; Non-GAAP Adjusted Net Income of $0.08 Per Share

Operating Cash Flow of $13.7 Million for the Nine Months Ended September 30, 2011

ATLANTA, GA – (October 27, 2011) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device Company focused on cardiac and vascular surgery, announced today its results for the third quarter and first nine months of 2011.  Revenues for the third quarter increased 4 percent to a record $29.7 million compared to $28.4 million for the third quarter of 2010.  Revenues for the first nine months increased 2 percent to a record $89.2 million compared to $87.4 million for the first nine months of 2010.

“We continue to execute on our strategy to leverage our core infrastructure with the addition of higher growth and higher margin medical products, such as the Cardiogenesis acquisition and the Starch Medical licensing agreement,” stated Steven G. Anderson, president and chief executive officer.  “We made strong progress on the integration of both the TMR and PerClot product lines and continue to search for other strategic business development opportunities as an attractive use of the free cash flow from our ongoing business operations.”

Net income for the third quarter of 2011 was $2.0 million, or $0.07 per basic and fully diluted common share, compared to net loss of $3.0 million, or ($0.11) per basic and fully diluted common share, for the third quarter of 2010.  Excluding pretax expenses of $1.1 million related to business development activities and to the Company’s acquisition of Cardiogenesis, and applying a normalized tax rate of 36 percent as opposed to the quarter’s actual tax rate of 12 percent, non-GAAP adjusted net income for the third quarter of 2011 was $2.2 million, or $0.08 per basic and fully diluted common share.

The Company’s effective income tax rate for the third quarter of 2011 was favorably affected by a one-time benefit for 2010 tax deductions taken on recently filed tax returns.

Net income for the first nine months of 2011 was $5.5 million, or $0.20 per basic and fully diluted common share, compared to net income of $1.8 million, or $0.07 per basic and $0.06 per fully diluted common share, for the first nine months of 2010.  Excluding pretax expenses of $4.1 million related to the Company’s acquisition of Cardiogenesis and other business development activities, non-GAAP adjusted net income for the first nine months of 2011 was $8.1 million, or $0.30 per basic and $0.29 per fully diluted common share.

Surgical sealant and hemostat revenues, which consist primarily of sales of BioGlue®, PerClot, and HemoStase, were $12.8 million for the third quarter of 2011 compared to $13.2 million for the third quarter of 2010, a decrease of 3 percent.  The decrease in surgical sealant and hemostat revenues was primarily due to the loss of HemoStase revenues in the third quarter of 2011, partially offset by a 10 percent increase in BioGlue revenues and the addition of PerClot revenues.  The increase in BioGlue revenues was primarily attributable to shipments into Japan.  The loss of HemoStase revenues was due to the Company’s discontinuation of sales of HemoStase at the end of the first quarter of 2011.

Surgical sealant and hemostat revenues were $40.6 million for the first nine months of 2011 compared to $41.3 million for the first nine months of 2010, a decrease of 2 percent.  The decrease in surgical sealant and hemostat revenues in the first nine months of 2011 was primarily due to a decrease in HemoStase revenues, partially offset by the addition of PerClot revenues and a 5 percent increase in BioGlue revenues.

Revascularization technology revenues were $2.1 million for the third quarter and $3.3 million for the first nine months of 2011 as a result of the Company’s acquisition of Cardiogenesis in mid May 2011.

Preservation service revenues for the third quarter of 2011 decreased 3 percent to $14.7 million compared to $15.1 million for the third quarter of 2010.  The decrease in preservation service revenues for the third quarter of 2011 was primarily due to a decrease in shipments of cardiac valves and vascular tissues, partially offset by an increase in shipments of cardiac patch tissues and an increase in average service fees.

Preservation service revenues for the first nine months of 2011 decreased 1 percent to $45.0 million compared to $45.7 million for the first nine months of 2010.  The decrease in preservation service revenues for the first nine months of 2011 was primarily due to a decrease in shipments of cardiac valve tissues, partially offset by an increase in average service fees.

Total gross margins increased to 64 percent in the third quarter of 2011, up from 53 percent in the third quarter of 2010, driven by higher gross margins from the Company’s existing products, and the loss of lower margin HemoStase revenues, and no write-off of HemoStase inventory as occurred in the prior year period.  Preservation services gross margins were 43 percent and 41 percent for the third quarters of 2011 and 2010, respectively.  Product gross margins were 84 percent and 67 percent for the third quarters of 2011 and 2010, respectively.  Total gross margins for the third quarter of 2010 included a pretax charge of $1.6 million  to write-off HemoStase inventory that the Company did not believe it would be able to distribute.

Total gross margins were 63 percent and 58 percent for the first nine months of 2011 and 2010, respectively.  Preservation services gross margins were 43 percent and 40 percent for the first nine months of 2011 and 2010, respectively.  Product gross margins were 84 percent and 77 percent for the first nine months of 2011 and 2010, respectively. Total gross margins for the first nine months of 2010 included a pretax charge of $1.6 million to write-off HemoStase inventory that the Company did not believe it would be able to distribute.

General, administrative, and marketing expenses for the third quarter of 2011 were $14.7 million compared to $11.4 million for the third quarter of 2010.  General, administrative, and marketing expenses for the third quarter of 2011 included approximately $1.1 million in costs related to the Company’s business development activities, including the acquisition of Cardiogenesis.

General, administrative, and marketing expenses for the first nine months of 2011 were $42.7 million compared to $36.9 million for the first nine months of 2010.  General, administrative, and marketing expenses for the first nine months of 2011 included approximately $4.1 million in costs related to the Company’s acquisition of Cardiogenesis and other business development activities.  General, administrative, and marketing expenses for the first nine months of 2010 included approximately $542,000 in costs related to business development activities.

Research and development expenses were $1.7 million and $1.6 million for the third quarters of 2011 and 2010, respectively.  Research and development expenses were $5.1 million and $4.1 million for the first nine months of 2011 and 2010, respectively.  Research and development spending in 2011 was primarily focused on PerClot, SynerGraft® tissues and products, BioFoam® Surgical Matrix, and BioGlue.

Acquired in-process research and development expense of $3.5 million in the third quarter of 2010 was related to an intangible asset for PerClot distribution and manufacturing rights in the U.S. and certain other countries in which PerClot does not have current regulatory approvals.  Therefore the cost allocated to the asset was expensed upon acquisition.

Other expense was $207,000 for the third quarter of 2011 compared to $3.3 million for the third quarter of 2010.  Other expense was $91,000 for the first nine months of 2011 compared to $2.5 million for the first nine months of 2010.  Other expense of $3.3 million in the third quarter of 2010 consisted primarily of a $3.6 million charge related to impairment of the investment in Medafor common stock.  Other expense of $2.5 million in the first nine months of 2010 consisted primarily of the $3.6 million charge related to the impairment of the investment in Medafor common stock, partially offset by a $1.3 million gain on valuation of the derivative related to the investment in Medafor common stock.

As of September 30, 2011, the Company had $26.4 million in cash, cash equivalents, and restricted securities, compared to $40.8 million at December 31, 2010.  The decrease in cash, cash equivalents, and restricted securities is largely a result of the $21.7 million paid for the acquisition of Cardiogenesis in the second quarter of 2011 and $3.5 million paid for the purchase of Senior A Preferred stock of ValveXchange in early July 2011, partially offset by operating cash flows.  Of this $26.4 million in cash, cash equivalents, and restricted securities, $1.4 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology, and $5.3 million was designated as restricted securities primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $13.7 million for the first nine months of 2011 and $13.8 million for the first nine months of 2010.

2011 Financial Guidance

The Company expects total revenues for the full year of 2011 to be slightly below the lower end of its range of between $122.0 million and $125.0 million, which include revenues of approximately $500,000 related to the use of funds received from the U.S. Department of Defense in connection with the development of BioFoam.  The Company expects tissue processing revenues to be flat for the full year of 2011 compared to 2010, BioGlue and BioFoam revenues to increase in the mid-single digits on a percentage basis in 2011 compared to 2010, with revenues from powdered hemostats, including PerClot and HemoStase, to be between $4.0 million and $5.0 million.  The Company expects revenues from revascularization technology to be between $5.0 million and $5.5 million in 2011.  Research and development expenses are expected to be between $7.0 million and $8.0 million in 2011, down compared to the previous expected range of $10.0 million to $12.0 million as a result of a shift in timing of certain R&D expenses into 2012.  The Company expects earnings per share of between $0.23 and $0.25 in 2011.  Excluding expenses related to the acquisition of Cardiogenesis and other business development charges of approximately $0.09 per share incurred in the first nine months of 2011, the Company expects non-GAAP adjusted earnings per share of between $0.32 and $0.34 in 2011.

The Company expects the effective income tax rate for the fourth quarter of 2011 to be in the mid thirty percent range.

The Company’s financial guidance for the full year of fiscal 2011 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8433 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from October 27 through November 3 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 380521.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  CryoLife’s BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of cardiovascular disease and the sale of devices that treat severe angina.  Its market leading FDA-approved Holmium: YAG laser console and single use, fiber-optic handpieces are used to perform a surgical procedure known as Transmyocardial Revascularization (TMR).

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding our continued search for other strategic business development opportunities, our expectation that we will not close on a transaction in the near future, our commitment to business development as an attractive use of the free cash flow from our ongoing business operations and our anticipated performance for the full year of fiscal 2011.  These risks and uncertainties include that we may not be successful in our efforts to find attractive and viable strategic business opportunities and current plans with respect to business development are subject to change, as management may ultimately determine that there are better uses for our cash based on numerous factors.  Any business development efforts are subject to delays, cost overages, and regulatory difficulties, and efforts to fully integrate future acquisitions and new product offerings into our business may not be successful and can potentially disrupt our normal business activities.  Management’s expectation that we will not close on a transaction in the near future may change if attractive business development opportunities arise. In the normal course of its business, CryoLife explores potential strategic transactions and, depending on the timing of any future transactions, business development costs could be higher or lower than currently anticipated, which could materially affect operating expenses and earnings.  CryoLife has also inherited certain risks and uncertainties related to its recent acquisition of Cardiogenesis' business. These risks and uncertainties include that CryoLife's ability to maintain revenues and achieve growth in revenues from Cardiogenesis’ revascularization technology in the future is dependent upon physician awareness of this technology as a safe, efficacious, and appropriate treatment for their patients; CryoLife may not be able to successfully market Cardiogenesis' revascularization technology if third-party reimbursement for the procedures performed with this technology is not available for its health care provider customers, or if suppliers or manufacturers with respect to Cardiogenesis products fail to comply with ongoing FDA or other foreign regulatory authority requirements, CryoLife's Cardiogenesis business may be negatively impacted; third-party distributors or CryoLife's own distributors may not effectively distribute Cardiogenesis products; CryoLife's international operations with respect to Cardiogenesis subject it to certain operating risks, which could adversely impact its net sales, results of operations, and financial condition; Cardiogenesis has been named as a defendant in a patent infringement lawsuit and costly litigation may be necessary to protect or defend its intellectual property rights; and Cardiogenesis' internal controls over financial reporting may not have been effective prior to the merger, which could have a significant and adverse effect on CryoLife.  These risks and uncertainties related to Cardiogenesis' business that CryoLife has inherited also include the risk factors detailed in Cardiogenesis' Securities and Exchange Commission (“SEC”) filings, including its Form 10-K filing for the year ended December 31, 2010, and Cardiogenesis' other SEC filings.  Our anticipated performance for the full year of fiscal 2011 is subject to the general risks associated with our business, including that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including that a German Patent Court has nullified our main BioGlue patent in Germany, and if the ruling is upheld on appeal, we would be prevented from suing to prevent third parties from infringing the main BioGlue patent in Germany; the integration of Cardiogenesis’ business into our business may be slower than expected or unsuccessful, and our revenues and operating expenses may be materially adversely impacted as a result; we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes, and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products; our short-term liquidity and earnings in 2011 will be impacted by our substantial investment in our distribution and license and manufacturing agreements with SMI, and we may not fully realize the benefit of our investment in future years unless we are able to obtain FDA approval for PerClot in the U.S., which will require an additional commitment of funds; the FDA rejected our initial IDE application for PerClot and we are working to address its concerns, but there is no guarantee that we can do so on a timely or cost efficient basis, if at all; uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property; we are involved in significant litigation with Medafor and that litigation cost may have a material adverse impact on our profitability; Medafor has filed counter-claims against us with respect to our lawsuit against Medafor, and if Medafor is successful in its claims, our revenues and profitability may be materially, adversely impacted; we may be unsuccessful in our efforts to market and sell PerClot in the U.S. and internationally; our investment in Medafor may have been impaired due to Medafor’s termination of our distribution agreement with Medafor, which could have a material adverse impact on our financial condition and profitability; the tissues we process and our products allegedly have caused and may in the future cause injury to patients, and we have been and may be exposed to product liability claims, including one currently outstanding product liability lawsuit, and additional regulatory scrutiny as a result; we may expand through acquisitions or licenses of or investments in other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business; we may find it difficult to integrate recent acquisitions of technology and potential future acquisitions of technology or business combinations, which could disrupt our business, dilute stockholder value, and adversely impact our operating results; we may not realize the anticipated benefits from an acquisition and could acquire unforeseen liabilities in connection with acquisitions; demand for our tissues and products could decrease in the future, which could have a material adverse effect on our business; the success of many of our tissues and products depends upon strong relationships with physicians; consolidation in the health care industry could lead to demands for price concessions, limits on the use of our tissues and products, or eliminate our ability to sell to certain of our significant market segments; healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us; our existing insurance policies may not be sufficient to cover our actual claims liability; we are dependent on the availability of sufficient quantities of tissue from human donors; our CryoValve SGPV post-clearance study may not provide expected results; intense competition may affect our ability to operate profitably; the loss of any of our sole-source suppliers could have an adverse effect on our revenues, financial condition, profitability, and cash flows; regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future; rapid technological change could cause our services and products to become obsolete; continued fluctuation of foreign currencies relative to the U.S. Dollar could materially and adversely impact our business; our credit facility which expires on October 31, 2011 limits our ability to pursue significant acquisitions; key growth strategies may not generate the anticipated benefits; our ability to borrow under our credit facility which expires on October 31, 2011 may be limited; we may not be able to enter into a new credit facility after our current credit facility expires; we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance; investments in new technologies and acquisitions of products or distribution rights may not be successful; extensive government regulation may adversely affect our ability to develop and market services and products; if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues; we are not insured against all potential losses, and natural disasters or other catastrophes could adversely affect our business, financial condition, and profitability; we may be unable to obtain adequate insurance at a reasonable cost, if at all; and we are dependent on key personnel. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2010, our Form 10-Q for the quarter ended March 31, 2011, and our Form 10-Q for the quarter ended June 30, 2011.  CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues:
Preservation services	$14,656	$15,111	$45,018	$45,699
Products	14,923	13,175	43,932	41,276
Other	75	157	279	448
Total revenues	29,654	28,443	89,229	87,423

Cost of preservation services and products:
Preservation services	8,349	8,911	25,709	27,322
Products	2,393	4,310	7,051	9,318
Total cost of preservation services
and products	10,742	13,221	32,760	36,640

Gross margin	18,912	15,222	56,469	50,783

Operating expenses:
General, administrative, and marketing	14,726	11,376	42,676	36,863
Research and development	1,690	1,590	5,099	4,122
Acquired in-process research and development	--	3,513	--	3,513
Total operating expenses	16,416	16,479	47,775	44,498

Operating income (loss)	2,496	(1,257)	8,694	6,285

Interest expense	49	29	116	145
Interest income	(1)	(6)	(13)	(16)
Gain on valuation of derivative	--	(143)	--	(1,345)
Other than temporary investment impairment	--	3,638	--	3,638
Other expense (income), net	159	(187)	(12)	44

Income (loss) before income taxes	2,289	(4,588)	8,603	3,819
Income tax expense (benefit)	270	(1,557)	3,098	1,990

Net income (loss)	$2,019	$(3,031)	$5,505	$1,829

Income (loss) per common share:
Basic	$0.07	$(0.11)	$0.20	$0.07
Diluted	$0.07	$(0.11)	$0.20	$0.06

Weighted-average common shares outstanding:
Basic	27,523	27,783	27,431	28,086
Diluted	27,850	27,783	27,765	28,356

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Preservation services:
Cardiac tissue	$6,764	$7,189	$19,989	$20,953
Vascular tissue	7,892	7,922	25,029	24,746
Total preservation services	14,656	15,111	45,018	45,699

Products:
BioGlue and BioFoam	12,190	11,046	36,936	35,219
PerClot	620	--	1,911	--
HemoStase	--	2,129	1,795	6,127
Revascularization technology	2,113	--	3,290	--
Other medical devices	--	--	--	(70)
Total products	14,923	13,175	43,932	41,276

Other	75	157	279	448
Total revenues	$29,654	$28,443	$89,229	$87,423

Revenues:
U.S.	$23,834	$24,080	$71,500	$73,427
International	5,820	4,363	17,729	13,996
Total revenues	$29,654	$28,443	$89,229	$87,423

	September 30,	December 31,
	2011	2010
	(Unaudited)
Cash, cash equivalents, and restricted securities	$26,363	$40,806
Receivables, net	15,308	14,313
Deferred preservation costs	29,454	31,570
Inventories	6,995	6,429
Investment in equity securities	6,248	2,594
Total assets	147,999	137,438
Shareholders’ equity	120,778	113,942

CRYOLIFE, INC. AND SUBSIDIARIES
Unaudited Reconciliation of
Non-GAAP Adjusted Net Income and Adjusted Income per Common Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
GAAP:

Income (loss) before income taxes	$2,289	$(4,588)	$8,603	$3,819
Income tax expense (benefit)	270	(1,557)	3,098	1,990

Net income (loss)	$2,019	$(3,031)	$5,505	$1,829

Income (loss) per common share:
Basic	$0.07	$(0.11)	$0.20	$0.07
Diluted	$0.07	$(0.11)	$0.20	$0.06

Weighted-average common shares outstanding:
Basic	27,523	27,783	27,431	28,086
Diluted	27,850	27,783	27,765	28,356

Reconciliation excluding items:

Income before income taxes, GAAP	$2,289	$8,603
Excluding expenses for business
development activities	1,125	4,066
Adjusted income before income
taxes, non-GAAP	3,414	12,669

Income tax expense calculated at 2011
effective tax rate of 36% for the three
and nine months	1,229	4,561
Adjusted net income, non-GAAP	$2,185	$8,108

Adjusted income per common share, non-GAAP:
Basic	$0.08	$0.30
Diluted	$0.08	$0.29

Weighted average common shares outstanding:
Basic	27,523	27,431
Diluted	27,850	27,765

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share exclude expenses for business development activities, including the Company’s transaction and integration costs associated with the acquisition of Cardiogenesis.  The Company believes that this non-GAAP presentation provides useful information to investors regarding the operating expense structure of the Company’s existing and recently acquired operations without regard to its ongoing efforts to acquire additional complementary products and businesses and without regard to the transaction and integration costs incurred in connection with recently acquired businesses.  The Company does, however, expect to incur similar types of business development expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.